Exhibit 10.2

Execution Copy

OCTOBER 8, 2014

OM GROUP (UK) LIMITED

OM ASSET MANAGEMENT PLC

CO-INVESTMENT DEED

i

This CO-INVESTMENT DEED is made on October 8, 2014

BETWEEN:

(1)                                OM GROUP (UK) LIMITED a company incorporated and registered in England and Wales with company number 3591572 whose registered office is at 5th Floor, Millennium Bridge House, 2 Lambeth Hill, London EC4V 4GG (together with its successors and permitted assigns, “OMGUK”); and

(2)                                OM ASSET MANAGEMENT PLC a company incorporated and registered in England and Wales with company number 09062478 whose registered office is at 5th Floor, Millennium Bridge House, 2 Lambeth Hill, London EC4V 4GG (together with its successors, “OMAM”).

WHEREAS

(A)                               As of the date of this Deed, OMGUK beneficially owns all of the issued share capital of OMAM. Each of OMGUK and OMAM is a party to the Shareholder Agreement.

(B)                              On June 30, 2014, OMAM filed the Registration Statement pursuant to which (as amended) OMGUK will offer for sale to the public a certain number of its ordinary shares of OMAM.

(C)                              Immediately following the closing of the IPO, the OMAM Subsidiaries will own the Pre-IPO Co-Investments and will expect to receive amounts in respect of the Pre-IPO Co-Investments.

(D)                              In anticipation of the IPO, and pursuant to the Shareholder Agreement, the parties will enter into this Deed in order to establish arrangements whereby, subject to completion of the IPO, OMGUK would be entitled to receive cash payments from OMAM in respect of amounts realised by the OMAM Subsidiaries in respect of the Pre-IPO Co-Investments.

IT IS AGREED as follows:

1.                                      DEFINITIONS

1.1                               Defined terms used in this Deed shall have the same meanings as provided in the DTA, save that the following terms set forth in this clause 1 shall have the following meanings:

“After-Tax Amounts” means, as of the end of a Subject Taxable Year with respect to OMAM or any OMAM Subsidiary, (i) the Co-Investment Amounts in respect of such Subject Taxable Year, plus or minus (ii) the received Co-Investment Tax Liability with respect to such Subject Taxable Year(1).

“Amended Co-Investments Schedule” is defined in clause 2.3.

“Co-Investment Adjustment Amount” is defined in clause 3.4.

“Co-Investment Amounts” means all amounts that have been received by OMAM or the OMAM Subsidiaries from or in respect of the Pre-IPO Co-Investments in a Subject Taxable Year, in cash or other property (provided that if property other than cash is received, the

(1)  For the purposes of calculating the amount of any After-Tax Amounts, the amount of tax chargeable on any distribution will take account of any foreign tax credits and other tax assets in relation to the Pre-IPO Co-Investments, including any tax losses realized in respect of the Pre-IPO Co-Investments.

amount of such property for these purposes shall be its market value on the date of receipt by OMAM or the relevant OMAM Subsidiary), in respect of all Post-IPO Tax Periods, including (without limitation) any distributions, disposal (including redemption) proceeds and carried interest payments from or in respect of the Pre-IPO Co-Investments, but provided that the Co-Investment Amounts shall not include any amounts paid to OMAM or any of the OMAM Subsidiaries as management, performance or incentive fees in their capacity as manager of any Pre-IPO Co-Investments.

“Co-Investment Tax Liability” in respect of any Subject Taxable Year means the net income or net loss for a Subject Taxable Year in respect of the Co-Investment Amounts received during such Subject Taxable Year, after taking into account the income, profits, gains, losses and any Relief with respect to such Co-Investment Amounts, multiplied by the Tax Rate applicable in such Subject Taxable Year. For these purposes, a Tax liability shall be a negative number and a Tax benefit shall be a positive number.

“Co-Investments Schedule” is defined in clause 2.1.

“Deed” means this co-investment deed.

“DTA” means the deferred tax asset deed entered into on or about the date hereof between OMAM and OMGUK.

“Expert” has the meaning set forth in clause 4.1.

“OMAM Subsidiaries” collectively means OMAM US, Inc. and its Subsidiaries (including OMUSH), and individually means any of OMAM US, Inc. or any of the Subsidiaries of OMAM US, Inc.

“OMAM US, Inc.” means OMAM US, Inc., a Delaware corporation, which is a direct, wholly-owned subsidiary of OMAM.

“OM plc” means Old Mutual plc, a company incorporated and registered in England and Wales with company number 3591559.

“Pre-IPO Co-Investments” means the limited partnership interests and limited liability company interests owned by OMAM and the OMAM Subsidiaries prior to completion of the IPO, as set forth in a separate letter delivered by OMAM to OMGUK on or prior to the date of this Deed.

“Quarterly Estimated After-Tax Amount” means A multiplied by B where:

A                                       means all amounts that have been received by OMAM or the OMAM Subsidiaries from or in respect of the Pre-IPO Co-Investments, in cash or other property (provided that if property other than cash is received, the amount of such property for these purposes shall be its market value on the date of receipt by OMAM or the relevant OMAM Subsidiary), including (without limitation) any distributions, disposal (including redemption) proceeds and performance or incentive fees (including, without limitation, carried interest) from or in respect of the Pre-IPO Co-Investments, during the three month period ending on the last day of the month preceding the relevant payment date; and

B                                       is 80%.

“Reconciliation Dispute” has the meaning set forth in clause 4.1.

“Relief” means any allowance, credit, deduction, exemption, loss, asset, attribute or set-off in respect of Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax, or any repayment or saving of Tax (including any repayment, supplement or interest in respect of Tax).

“Schedule” has the meaning set forth in clause 2.5.

“Subsidiaries” means, with respect to a Person, any corporation, limited liability company, partnership, association, business, trust, joint venture, business entity or other entity of any kind or nature, of which more than fifty percent (50%) of either the equity interests or the voting control is, directly or indirectly through Subsidiaries or otherwise, beneficially owned by such Person, or of which such Person, or of which such Person or any Subsidiary serves as the general partner (in the case of a limited partnership) or the manager or managing member (in the case of a limited liability company); provided that (i) no Fund or any Subsidiary of a Fund shall be a Subsidiary for the purposes of this Deed; (ii) the Company and its Subsidiaries will not be deemed to be Subsidiaries of OM plc or OMGUK, and OMGUK and OM plc and their affiliates (other than the Company and its Subsidiaries) will not be deemed to be Subsidiaries of the Company; and (iii) for the purposes of this definition, notwithstanding anything to the contrary contained herein, each of Heitman LLC and Investment Counselors of Maryland, LLC shall be considered “Subsidiaries” of the Company.

“Tax Rate” means the highest effective marginal combined federal, state, local or foreign tax rate in effect in a particular Subject Taxable Year, applicable to the particular income or gain attributable to the Co-Investment Amounts (taking into account (i) the deductibility of state and local income taxes for U.S. federal income tax purposes, and (ii) the deductibility of local income taxes for state tax purposes).

“True-Up Payment” is defined in clause 3.3.

1.2                               In this Deed (except where the context otherwise requires):

(a)                                 any reference to a clause is to the relevant clause of this Deed and any reference to a sub-clause is to the relevant sub-clause of the clause in which it appears;

(b)                                 the table of contents and clause, schedule and paragraph headings are included for convenience only and shall not affect the interpretation of this Deed;

(c)                                  use of the singular includes the plural and vice versa;

(d)                                 use of any gender includes the other genders;

(e)                                  any reference to “Persons” includes natural persons, firms, partnerships, companies, corporations, associations, organisations, governments, states, governmental or state agencies, foundations and trusts (in each case whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists);

(f)                                  a reference to a “party” is a reference to a party to this Deed and, subject to clause 10, a reference to a “party” includes a reference to that party’s successors in title and that party’s permitted transferees (if any);

(g)                                  if a period of time is specified and it dates from a given day or the day of an act or event, it shall be calculated exclusive of that day;

(h)                                 if a party must do something on a given day, they must do it by 5:00pm on that day (unless this Deed expressly states otherwise).  If they do the thing after 5.00pm on a day they are treated as not having done it until the next day.  A reference to a time of day is a reference to London time;

(i)                                     a reference to “writing” does not include email;

(j)                                    a reference to a statute or statutory provision is a reference to that statute or statutory provision and to all orders, regulations, instruments or other subordinate legislation made under the relevant statute;

(k)                                 any reference to a statute, statutory provision, subordinate legislation, code or guideline (“legislation”) is a reference to such legislation as amended and in force from time to time and to any legislation which re-enacts, rewrites or consolidates (with or without modification) any such legislation ;

(l)                                     a reference to a governmental authority includes any successor to that governmental authority;

(m)                             any reference to an English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include a reference to what most nearly approximates in that jurisdiction to the English legal term;

(n)                                 the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” or any similar word, or followed by the words “including”, “includes”, “include”, “in particular” or any similar words, shall not be given a restricted meaning because they are preceded or followed by more specific words;

(o)                                 any reference to another document or any provisions of that document shall be construed as a reference to it as it is in force for the time being and as amended in accordance with the terms of the document or, as the case may be, with the agreement of the relevant parties or the consent of a specified party; and

(p)                                 it is the intention of the parties that every covenant, term and provision of this Deed shall be construed simply according to its fair meaning and not strictly for or against any party, it being understood and agreed that the parties to this Deed are sophisticated and have had adequate opportunity and means to retain counsel to represent their respective interests and to otherwise negotiate the terms and provisions of this Deed. Accordingly, the parties hereby waive, to the fullest extent permitted by applicable law, the benefit of any applicable law that would require that in cases of uncertainty, the language of a contract should be strictly construed against, or most strongly construed against, the party who drafted such language.

2.                                      DETERMINATION OF AFTER-TAX AMOUNTS

2.1                               Subject to clause 2.2, on each Schedule Delivery Date, OMAM shall provide to OMGUK:

(a)                                 a schedule (a “Co-Investments Schedule”) in the format set out in Schedule 1 showing in reasonable detail:

(i)                                     the calculation of the After-Tax Amounts for each OMAM Subsidiary for each relevant Subject Taxable Year;

(ii)                                  the amounts previously paid in respect of the relevant Subject Taxable Year pursuant to clause 3.2; and

(iii)                               where relevant, any Co-Investment Adjustment Amount; and

(b)                                 all supporting information (including working papers and valuation reports) reasonably necessary to support the calculation of the amounts set forth on the Co-Investments Schedule.

2.2                               In calculating the After-Tax Amounts in respect of the Straddle Period:

(a)                                 the relevant Subject Taxable Year shall on a notional basis be split into two periods, one beginning before, and ending immediately on (and including) the closing date of the IPO and the second beginning on the day immediately following the closing date of the IPO;

(b)                                 the After-Tax Amounts in respect of the relevant Subject Taxable Year will be allocated between the portion of the Straddle Period ending on and including the closing date of the IPO and the portion beginning on the day immediately following the closing date of the IPO on the basis of the number of days in each period, with the After-Tax Amounts attributable to the latter period being included for the purposes of clause 2.1(a)(i) above; and

(c)                                  the relevant Co-Investments Schedule shall include adequate details of any allocation process referred to in clause 2.2(b) above.

2.3                               A Co-Investments Schedule provided in accordance with clause 2.1 shall be amended from time to time by OMAM:

(a)                                 in connection with a Determination affecting such Schedule;

(b)                                 to correct inaccuracies in the Schedule;

(c)                                  to comply with the Expert’s determination in connection with a Reconciliation Dispute or any award under clause 9.2; or

(d)                                 to reflect a change (relative to the amounts in the original Co-Investments Schedule) in the After-Tax Amounts for a Subject Taxable Year attributable to an amendment to a Tax Return filed for a relevant Subject Taxable Year (such amended Co-Investments Schedule, an “Amended Co-Investments Schedule”).

2.4                               OMAM shall also amend a Co-Investments Schedule at the request of OMGUK to reflect any of the events noted in clause 2.3 and in accordance with the procedures set forth in clauses 2.5 and 2.6.

2.5                               OMAM shall provide any Amended Co-Investments Schedule to OMGUK as soon as practicable and in any event within 30 Business Days of the occurrence of an event referred to in clauses (a) to (d) of clause 2.3, and any such Amended Co-Investments Schedule shall be subject to the approval procedures described in clause 2.6.

2.6                              Whenever OMAM delivers to OMGUK a Co-Investments Schedule or an Amended Co-Investments Schedule (for the purposes of this clause 2.6, a “Schedule”) pursuant to this Deed, OMAM shall also:

(a)                                 deliver to OMGUK schedules, valuation reports, if any, and working papers providing reasonable detail regarding the preparation of the Schedule and an Advisory Firm report in form and substance reasonably satisfactory to OMGUK, if requested by OMGUK, related to such Schedule (the cost and expense of which shall be borne equally by OMGUK and OMAM); and

(b)                                 allow OMGUK reasonable access to the appropriate representatives at each relevant OMAM Subsidiary and at the Advisory Firm in connection with a review of such Schedule. OMGUK will have 15 Business Days after receiving the relevant Schedule to provide OMAM with a notice of objection in relation to such Schedule made in good faith. If the parties, for any reason, are unable to successfully resolve the issues raised in any notice within 30 Business Days of receipt by OMAM of such notice then the Reconciliation Procedures shall be applied.

3.                                      PAYMENTS

3.1                               Subject to clauses 3.2 and 3.3, OMAM shall for no consideration annually pay to OMGUK cash amounts equal to the After-Tax Amounts in respect of each Subject Taxable Year as calculated under this Deed. The After-Tax Amounts shall be identified in a Co-Investments Schedule or Amended Co-Investments Schedule within 10 Business Days of the date upon which the relevant Co-Investments Schedule or Amended Co-Investments Schedule (as applicable) becomes final as regards the After-Tax Amounts in question in accordance with clauses 2.6 and 4.

3.2                               OMAM will pay to OMGUK cash amounts equal to the Quarterly Estimated After-Tax Amounts, as installments of the anticipated After-Tax Amounts in respect of each relevant Subject Taxable Year, on 15 March, 15 June, 15 September and 15 December in that Subject Taxable Year.  The first such payment shall be made on the later of 15 December 2014 and 30 calendar days following the closing of the IPO.

3.3                               To the extent the payment required under clause 3.1 has not yet been satisfied in respect of any relevant Subject Taxable Year by payments made under clause 3.2, as of November 30, 2015, and each November 30 thereafter, OMAM, utilizing such information as it reasonably possesses as of such date (including the amounts set forth on the Tax Return for the immediately preceding Subject Taxable Year, if such Tax Return has been filed or substantially prepared as of such date), shall make a payment to OMGUK equal to the excess of the After-Tax Amounts in respect of the immediately preceding Subject Taxable Year over the aggregate of the payments previously made under clause 3.2 in respect of such Subject Taxable Year (the “True-Up Payment”).  Any such True-Up Payment shall be treated as reducing OMAM’s liability to make payment to OMGUK under clause 3.1 above to the extent that such payment relates to the After-Tax Amounts identified in the relevant Co-Investments Schedule or Amended Co-Investments Schedule.

3.4                               Subject to clauses 3.5 and 3.6, if:

(a)                                 a Co-Investments Schedule indicates that the cumulative payments made pursuant to clause 3.2 and True-Up Payments made pursuant to clause 3.3 (if any) in relation to a relevant Subject Taxable Year exceeds (or are less than) the After-Tax Amounts in relation to that Subject Taxable Year; or

(b)                                 an Amended Co-Investments Schedule indicates that any amounts paid to OMGUK pursuant to clause 3.1 above in respect of a Subject Taxable Year were in excess of (or were less than) the After-Tax Amounts for the relevant Subject Taxable Year, the amount of the difference (the “Co-Investment Adjustment Amount”) shall be itemised in the relevant Co-Investments Schedule or Amended Co-Investments Schedule and set off against, or reduce or increase, any future payments that would otherwise be due to be paid by OMAM to OMGUK under this Deed until the Co-Investment Adjustment Amount has been exhausted through set-off or application in this manner.

3.5                               If any Relief arises to OMAM or any of the OMAM Subsidiaries in respect of a Pre-IPO Co-Investment which has not been taken into account in calculating the After-Tax Amounts for any Taxable Year, but which has been used by OMAM or any of the OMAM Subsidiaries to reduce any liability to Tax in respect of a Taxable Year, OMAM shall make a cash payment to OMGUK in an amount equal to the amount of the Tax saved by such Relief by no later than 30 November in the year following that Taxable Year.

3.6                               Each payment made pursuant to this Deed shall be made by wire transfer of immediately available funds to a bank account of OMGUK or OMAM (as applicable) previously designated by the relevant party.

4.                                      RECONCILIATION

4.1                               If OMAM and OMGUK are unable to resolve a disagreement with respect to the matters governed by clause 2.6 within the relevant period designated in this Deed (such disagreement, a “Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to an expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties.  The Expert shall be, or shall be a partner in, a major United States accounting firm or a law firm and the Expert shall not, and/or the firm that employs the Expert shall not, have any material relationship with either OMAM or OMGUK or other actual or potential conflict of interest.

4.2                               If the parties are unable to agree on an Expert within 15 Business Days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise.  The Expert shall resolve any matter within 15 Business Days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution.

4.3                               If the reconciliation provisions contemplated by this clause 4 are utilized, the fees of the Expert shall be paid in proportion to the manner in which the Reconciliation Dispute is resolved, such that, for example, if the entire dispute is resolved in favor of OMAM, OMGUK shall pay all of the fees of the Expert, or if the items in dispute are resolved 50% in favor of OMAM and 50% in favor of OMGUK, each of OMAM and OMGUK shall pay 50% of the fees of the Expert.  The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this clause 4 shall be binding on OMAM and OMGUK and may be entered and enforced in any court having jurisdiction.

5.                                      CONSENT AND INFORMATION RIGHTS; OTHER TERMS

5.1                               OMAM will, and will procure that each of the OMAM Subsidiaries will, on an ongoing basis, provide OMGUK with all information that OMAM reasonably believes may be relevant to the Pre-IPO Co-Investments or the determination of the Co-Investment Amounts or After-Tax Amounts, as well as any other information in relation to the Pre-IPO Co-Investments as may reasonably be requested by OMGUK.

5.2                               Notwithstanding the provisions of clause 5.1, OMAM will, and will procure that each of the OMAM Subsidiaries will, provide OMGUK, upon its reasonable request, with any information available to it in connection with any proposed disposal of any Pre-IPO Co-Investments.

5.3                               The parties agree that the prior written consent of OMGUK shall be required prior to the transfer, assignment, pledge or other disposal of any Pre-IPO Co-Investments by any of the OMAM Subsidiaries.

5.4                               For the avoidance of doubt, the policies and procedures adopted by the board of directors of OMAM shall apply to the activities of OMAM and the OMAM Subsidiaries hereunder until the Majority Holder Date (as defined in the Shareholder Agreement).

6.                                      TERMINATION

If the IPO has not closed before 30 November 2014, the provisions of this Deed shall terminate on that date and the parties shall have no further obligations or rights under this Deed from (and including) such date, save that those clauses, the survival of which is necessary for the interpretation or enforcement of this Deed, shall continue to have effect.

7.                                      LATE PAYMENTS

The amount of all or any portion of any payment not made to OMGUK or OMAM when due under the terms of this Deed shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such payment was due and payable.

8.                                      NOTICES

8.1                               Any notice, request, consent and other communication given or made to any party under this Deed shall be in writing and may be served by hand delivering it or sending it by prepaid first class recorded delivery (including without limitation special delivery) or first class registered  post or fax to the address and for the attention of the relevant party set out in clause 8.2 (or as otherwise notified by that party under this clause).  Any notice shall be deemed to have been received:

(a)                                 if hand delivered or sent by prepaid first class recorded or registered post or prepaid international recorded airmail, at the time of delivery; and

(b)                                 if sent by first class post (other than by prepaid recorded or registered post), two days from the date of posting; and

(c)                                  in the case of fax, at the time of transmission,

provided that if deemed receipt occurs before 9.00a.m. on a Business Day the notice shall be deemed to have been received at 9.00a.m. on that day, and if deemed receipt occurs after 5.00p.m. on a Business Day, or on any day which is not a Business Day, the notice shall be deemed to have been received at 9.00a.m. on the next Business Day.

8.2                               The addresses and fax numbers of the parties for the purposes of clause 8.1 are:

If to OMAM, to:

c/o Old Mutual (US) Holdings Inc.

200 Clarendon Street, 53rd Floor

Boston, MA 02116

Attention: Steve Belgrad, CFO

Phone No: 617-369-7371

Email: Sbelgrad@oldmutualus.com

with a copy to:

Bingham McCutchen LLP

399 Park Avenue

New York, New York 10022

(T) (212) 705-7000

(F) (212) 752-5378

Attention: Floyd I. Wittlin, Esq.

Email: Floyd.wittlin@bingham.com

if to OMGUK, to:

Old Mutual plc

5th Floor, Millennium Bridge House

2 Lambeth Hill

London  EC4V 4GG, United Kingdom

Attention:

Phone No:

E-mail:

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, New York 10036

Attention: Ralph Arditi

Phone No: 212-735-3860

Email: ralph.arditi@skadden.com

or such other address or fax number as may be notified in writing from time to time by the relevant party to the other party.  Any change to the place of service shall take effect five Business Days after notice of the change is received or (if later) on the date (if any) specified in the notice as the date on which the change is to take place.

8.3                               Notice given under this Deed shall not be validly served if sent by email.

9.                                      ARBITRATION

9.1                               [Reserved]

9.2                               Arbitration

Any dispute arising out of or in connection with this Deed, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the rules of the London Court of International Arbitration (the “LCIA Court”) which are deemed to be incorporated by reference into this clause, save as modified herein:

(i)                                     The seat of arbitration shall be London, England.

(ii)                                  There shall be three arbitrators, one nominated by the claimant and one nominated by the respondent within fifteen (15) days of respondent’s receipt of the claimant’s request for arbitration. If any party has not appointed its arbitrator within the 15-day period specified herein, such appointment shall be made by the LCIA Court upon the written request of a party within 15 days of such request. The LCIA Court shall appoint the chairman within 15 days of the nomination of the other two members of the tribunal. The hearing shall be held no later than one-hundred-and-twenty days following the appointment of the third arbitrator.

(iii)                               In terms of procedure, the parties agree that:

(A)                               The Request shall be treated as the Claimant(s)’ Statement of Case.

(B)                               The Statement of Defence shall be sent to the Registrar within 15 days of receipt of notice of appointment of the third arbitrator.

(C)                               A case management hearing shall take place within 10 days of receipt of the Statement of Defence to determine the procedure leading up to the hearing.  The parties shall seek to agree to the procedure between them, consistent with the provisions of this clause 9.2.

(D)                               The Statement of Reply (if any) shall be sent to the Registrar within 15 days of receipt of the Statement of Defence.

(E)                                The Statement of Reply to Counterclaim (if any) shall be sent to the Registrar within 15 days of receipt of the Statement of Reply.

(F)                                 The arbitral tribunal shall exercise its power to order the parties to supply copies of any documents in their possession, custody or power that are relevant to the subject matter of the dispute taking into account the parties’ desire that the arbitration be conducted expeditiously and cost effectively. All disclosure of documents shall be completed within sixty (60) days of the appointment of the third arbitrator.

(G)                               The parties agree that they shall have the right to be heard orally on the merits of the dispute.

(iv)                              By agreeing to arbitration, the parties do not intend to deprive a court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies, to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect. For the purpose of any provisional relief contemplated hereunder, the parties hereby submit to the non-exclusive jurisdiction of the English Courts. Each party unconditionally and irrevocably waives any objections which they may have now or in the future to the jurisdiction of the English Courts including objections by reason of lack of personal jurisdiction, improper venue, or inconvenient forum.

(v)                                 The award shall be in writing, shall state the findings of fact and conclusions of law on which it is based, shall be final and binding and shall be the sole and exclusive remedy between the parties regarding any claims or counterclaims presented to the arbitral tribunal. Judgment upon any award may be entered in any court having jurisdiction.

(vi)                              The parties will bear equally all fees, costs, disbursements and other expenses of the arbitration, and each party shall be solely responsible for all fees, costs, disbursements and other expenses incurred in the preparation and prosecution of their own case; provided that in the event that a party fails to comply with the orders or decision of the arbitral tribunal, then such noncomplying party shall be liable for all costs and expenses (including attorney fees) incurred by the other party in its effort to obtain either an order to compel, or an enforcement of an award, from a court of competent jurisdiction.

(vii)                           The arbitral tribunal shall have no authority to award punitive, exemplary or multiple damages or any other damages not measured by the prevailing parties’ actual damages.

(viii)                        All notices by one party to another in connection with the arbitration shall be in accordance with the provisions of clause 8 hereof, except that all notices for a demand for arbitration made pursuant to this clause 9.2(viii) must be made by personal delivery or receipted overnight courier. This agreement to arbitrate shall be binding upon the successors and permitted assigns of each party. This Deed and the rights and obligations of the parties shall remain in full force and effect pending the award in any arbitration proceeding hereunder.

9.3                               Confidentiality

Except to the extent necessary to compel arbitration or in connection with arbitration of any dispute under this Deed, or for enforcement of an arbitral award, information concerning (i) the existence of an arbitration pursuant to this clause 9, (ii) any documentary or other evidence given by a Party or a witness in the arbitration, or (iii) the arbitration award, may not be disclosed by the tribunal administrator, the arbitrators, any Party or its counsel to any Person not connected with the proceeding unless required by law or by a court or competent regulatory body, and then only to the extent of disclosing what is legally required. A Party filing any document arising out of or relating to any arbitration in court shall seek from the court confidential treatment for such document and provide notice thereof to the non-disclosing Party.

9.4                               Conduct during Dispute Resolution

The Parties shall continue the performance of their respective obligations under this Deed that are not the subject of dispute during the resolution of any dispute or agreement, including during any period of arbitration, unless and until this Deed is terminated or expires in accordance with its terms and conditions.

10.                               ASSIGNMENT; AMENDMENTS; WAIVERS; AND SUCCESSORS

10.1                        Neither this Agreement nor any of the rights, interests or obligations of any party under this Agreement may be assigned by such party without the prior written consent of the other party, except that OMGUK may assign this Agreement or its rights and interests under this Agreement to OM plc or any OMAM Subsidiary.

10.2                        No amendment, modification, supplement or variation of this Deed (or any document entered into pursuant to or in connection with this Deed) shall be valid unless it is in writing and signed by or on behalf of each of the parties to this Deed. For the avoidance of doubt, no amendment, modification, supplement or variation of this Deed shall be valid if made by e-mail.  Any failure of a Party to comply with any obligation, covenant or agreement contained in this Agreement may be waived by the Party entitled to the benefits thereof only by a written instrument duly executed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant or agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance.

10.3                        All of the terms and provisions of this Deed shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors and permitted assigns.  OMAM shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of OMAM, by written agreement, expressly to assume and agree to perform this Deed in the same manner and to the same extent that OMAM would be required to perform if no such succession had taken place.

11.                               WITHHOLDING

Either party shall be entitled to deduct and withhold from any payment payable pursuant to this Deed such amounts as that party is required by law to deduct and withhold with respect to the making of such payment.  To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the relevant party, such withheld amounts shall be treated for all purposes of this Deed as having been paid to the other party.

12.                               CONFIDENTIALITY

Each party undertakes hereafter it will treat all information provided to it by any other party with the same degree of care as such party treats its own information of the same nature; provided that each party hereto may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions described in this Deed for the relevant party, and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.

13.                               NO JOINT VENTURE

Nothing in this Deed is intended to or shall operate to create a partnership or joint venture of any kind between the parties, or to authorize either party to act as agent for the other, and neither party shall have authority to act in the name or on behalf of or otherwise to bind the other in any way (including but not limited to the making of any representation or warranty, the assumption of any obligation or liability and the exercise of any right or power).

14.                               COUNTERPARTS

This Deed may be executed in any number of counterparts, including electronic counterparts, and by the parties to it on separate counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. The Deed is not effective until each party has executed at least one counterpart.

15.                               ENTIRE DEED; NO THIRD-PARTY BENEFICIARIES.

15.1                        This Deed, including any Schedules hereto, constitutes the entire agreement and understanding of the parties relating to the subject matter of this Deed.  Each of the parties acknowledges and agrees that in entering into this Deed, it has not relied on any statement, representation, warranty, understanding, undertaking, promise or assurance of any person (whether party to this Deed or not) which is not expressly set out in this Deed.

15.2                        The parties acknowledge that they have been independently advised and, having regard to the circumstances and to the other provisions of this Deed, they consider this clause 15 to be fair and reasonable.

15.3                        Nothing in this Deed, express or implied, is intended to or shall confer upon any person other than the parties hereto and their respective successors and permitted assigns, any rights or remedies hereunder.  A person who is not a party to this Deed shall have no right under the Contracts (Rights of Third parties) Act 1999 to rely upon or enforce any term of this Deed. This clause 15 shall not affect any right or remedy of a third party which exists or is available apart from that Act.

16.                               GOVERNING LAW

The validity, construction and performance of this Deed (and any claim, dispute or matter arising under or in connection with it or its enforceability) and any non-contractual obligations arising out of or in connection with it, shall be governed by and construed in accordance with the law of England and Wales.

17.                               SEVERANCE

17.1                        If any provision of this Deed shall be found to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect the other provisions of this Deed which shall remain in full force and effect.

17.2                        If any provision of this Deed is so found to be invalid, illegal or unenforceable but would be valid, legal or enforceable if some part of the provision were deleted, the provision in question shall apply with such deletion(s) as may be necessary to make it valid.

17.3                        The parties shall, in the circumstances referred to in clause 17.1, and if clause 17.2 does not apply, in good faith use commercially reasonable endeavours to find and effect an alternative means to achieve the same or substantially the same result as that contemplated by the invalid, illegal or unenforceable provision.

18.                               REMEDIES

18.1                        The parties hereby expressly recognize and acknowledge that immediate, extensive and irreparable damage would result, no adequate remedy at law would exist and damages would be difficult to determine in the event that any provision of this Deed is not performed in accordance with its specific terms or is otherwise breached. Therefore, in addition to, and not in limitation of, any other remedy available to any party, and notwithstanding the provisions of clause 8.1, an aggrieved Party under this Deed is entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy. Neither party shall be required to obtain or furnish any bond or similar instrument in connection with or as a condition to obtaining or seeking any such remedy. For the avoidance of doubt, nothing in this Deed shall diminish the availability of specific performance of the obligations under this Deed or any other injunctive relief.

18.2                        Such remedies, and any and all other remedies provided for in this Deed, shall be cumulative in nature and not exclusive and shall be in addition to any other remedies whatsoever which any party may otherwise have. Each of the parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the parties. Each party hereby further agrees that in the event of any action by the other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

19.                               FURTHER ASSURANCES

Each party shall, on being required to do so by any other party, perform or procure the performance of all such acts and/or execute and/or deliver or procure the execution and/or delivery of all such documents (in each case at its own expense), as may be required by law or as any other party may from time to time reasonably require in order to implement and give full effect to this Deed.

[Signature page follows.]

IN WITNESS WHEREOF, this document has been executed as a Deed and is delivered and takes effect on the date first written above.

EXECUTED AND DELIVERED	)
AS A DEED by	)
OM ASSET MANAGEMENT PLC	)
acting by its authorised signatory	) /s/ Julian Roberts	(authorised signatory)

In the presence of:	)

Signature of witness:	/s/ Vance Chapman

Name of witness (print):	Vance Chapman

Witness Address:	41 Lothbury

London EC2R 7HF

EXECUTED AND DELIVERED	)
AS A DEED by	)
OM GROUP (UK) LIMITED	)
acting by its authorised signatory	) /s/ Martin C. Murray	(authorised signatory)

In the presence of:	)

Signature of witness:	/s/ Sophie Donnithorne-Tait

Name of witness (print):	Sophie Donnithorne-Tait

Witness Address:	41 Lothbury

London EC2R 7HF